EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 28, 2017, on the consolidated financial statements of GelTech Solutions, Inc. and Subsidiaries, as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, included herein on the registration statement of GelTech Solutions, Inc. and Subsidiaries on Post-Effective Amendment No. 2 to Form S-1 (Registration Statement No. 333-207287), and to the reference to our firm under the heading “Experts” in the prospectus.

SALBERG & COMPANY, P.A.

/s/ Salberg & Company, P.A.

Boca Raton, Florida

April 5, 2017